Part IV
LOWE'S COMPANIES, INC. AND SUBSIDIARY COMPANIES
EXHIBIT 21 - SCHEDULE OF SUBSIDIARIES

NAME AND DOING BUSINESS AS:               STATE OF INCORPORATION

Lowe's Home Centers, Inc.                 North Carolina
     The Contractor Yards, Inc.           North Carolina
Sterling Advertising, Ltd.                North Carolina
LF Corporation                            Delaware